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                                                                  Exhibit 10.5.8


                                 July 12, 2004


Odimo Incorporated
14001 NW 4th Street
Sunrise, Florida 33325

        Re:      RESTRICTIONS ON TRANSFER OF SHARES UNDERLYING STOCK OPTIONS

Ladies and Gentlemen:

         In March 2004, Odimo Incorporated granted to George Grous ("Employee") the option to acquire 480,000 shares of the Company's Common Stock (the "Option Shares") upon the terms and subject to the conditions of that certain Stock Option Agreement dated March 1, 2004, a copy of which is attached hereto and incorporated by reference into this letter agreement (the "Stock Option").

         Employee irrevocably agrees, for the benefit of the Company, that, without the prior written consent of the Company, Employee will not (and will not announce or disclose any intention to), directly or indirectly,

                  o offer, sell, assign, transfer, pledge, encumber, agree or contract to sell, grant an option to purchase or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of, or

                  o enter into any swap, derivative or transaction or other arrangement that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of,

the Option Shares (the "Restricted Option Shares") in the amounts and during the periods set forth below (the `Lock-Up Period"):

                               OPTION SHARES          LOCK-UP PERIOD
                               -------------          --------------
                                  160,000           3/1/04 to 2/28/05
                                  160,000           3/1/04 to 2/28/06
                                  -------
                                  320,000

Notwithstanding anything contained herein to the contrary, if pursuant to that certain Employment Agreement dated July 12, 2004 between the Company and Employee, Employee's employment is terminated by the Company for "cause" or Employee resigns, any unexercised Stock Options shall terminate immediately, and any Restricted Option Shares held by Employee may be purchased by the Company at the exercise price per share paid by Employee. If, pursuant to the Employment Agreement, Employee's employment is terminated by the Company other than for "cause"(as defined in the Employment Agreement) then this letter agreement shall terminate and all restrictions contained in this letter agreement shall be of no further force or effect.

         Employee agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of any Restricted Option Shares if such transfer would constitute a violation or breach of this agreement.





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         Upon request, Employee will execute any additional documents necessary in connection with enforcement of this letter agreement. Employee hereby represents and warrants that he has full power and authority to enter into this agreement. This letter agreement shall be binding on Employee and his successors, heirs, personal representatives and assigns.


                                       Very truly yours,



                                       /s/ George Grous
                                       -----------------------------------------
                                       George Grous






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